UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009 (February 13, 2009)

Pamrapo Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-18014	22-2984813
(State or other Jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

611 Avenue C, Bayonne, New Jersey	07002
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 339-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On February 13, 2009, Pamrapo Bancorp, Inc. (the “Company”) announced that William J. Campbell retired as President, Chief Executive Officer and director of the Company and its wholly-owned subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”), effective February 13, 2009. As a result of his retirement, Mr. Campbell is entitled to: (1) continued life and health coverage for the remainder of his life under the terms of his employment agreements with the Company and the Bank; and (2) retirement benefits under the Pamrapo Savings Bank, S.L.A. Pension Plan and Supplemental Executive Retirement Plan. A copy of the press release announcing the retirement of Mr. Campbell is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

(c) On February 13, 2009, the Company also announced that the Board of Directors of the Company has appointed Kenneth D. Walter as Interim President and Chief Executive Officer of the Company and the Bank effective February 13, 2009. This action is subject to regulatory approval. Mr. Walter, age 45, has served as the Vice President, Treasurer and Chief Financial Officer of the Company and the Bank since 2001. The Company’s board of directors has established a search committee that is in the process of seeking a permanent candidate to fill the position. A copy of the press release announcing the appointment of Mr. Walter is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit 99.1 Press release announcing the retirement of its president and chief executive officer and appointment of interim president and chief executive officer dated February 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAMRAPO BANCORP, INC.

Date: February 13, 2009

	By:	/s/ KENNETH D. WALTER
Kenneth D. Walter
Interim Chief Executive Officer and President, Treasurer and Chief Financial Officer